EXHIBIT 2.1


                   FIRST AMENDMENT TO STOCK EXCHANGE AGREEMENT

         This First Amendment to Stock Exchange Agreement ("First Amendment") is dated July 20, 2006, and is by and between OraLabs Holding Corp., a Colorado corporation ("OraLabs"), Partner Success Holdings Limited, a British Virgin Islands international business company ("PSHL"), and Mr. Wo Hing Li, sole shareholder of PSHL (the "Shareholder").

         WHEREAS, the parties entered into a Stock Exchange Agreement (the "Exchange Agreement") dated as of March 31, 2006; and

         WHEREAS, a form of Indemnification Agreement ("Prior Indemnification Agreement") is attached to the Exchange Agreement as Exhibit A and the parties wish to modify the obligations of OraLabs, Inc. (the "Subsidiary") under the Prior Indemnification Agreement; and

         WHEREAS, the parties agree that the form of a revised indemnification agreement ("New Indemnification Agreement") attached to this First Amendment as
Exhibit 1 and made a part hereof will be signed at Closing under the Exchange Agreement and will supersede the Prior Indemnification Agreement; and

         WHEREAS, by signature below, OraLabs, Inc. (the "Subsidiary") agrees upon the terms and provisions of the New Indemnification Agreement and the provisions of this First Amendment applicable to it; and

         WHEREAS, the parties wish to make other modifications to the Exchange Agreement.

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

     1. Except as expressly modified by this First Amendment, the provisions of the Exchange Agreement remain in full force and effect. In the event of a conflict between any provision of this First Amendment and any provision of the Exchange Agreement, the provision of this First Amendment shall prevail. Capitalized terms not otherwise defined in this First Amendment will have the meanings specified for them in the Exchange Agreement.

     2. A. The parties acknowledge and agree that under existing provisions of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), a tax may be payable by OraLabs after Closing with respect to the portion ("Spinoff Transaction") of the Closing transactions whereby OraLabs redeems all of its common stock, par value $0.001 per share (the "Common Stock"), owned individually by Gary H. Schlatter in exchange for the conveyance to Mr. Schlatter of all of the common stock that OraLabs owns in its Subsidiary. The parties agree that an amount determined by the excess, if any, of the value of the Subsidiary (the "Subsidiary Value") on the date of Closing over OraLabs' basis in the common stock of the Subsidiary on the date of Closing (the "Basis"), multiplied by 34% plus the state income tax rate, if applicable (the "Spinoff Tax Liability"), will be paid by Subsidiary to OraLabs as set forth in paragraphs 3 and 5 herein. Prior to Closing, OraLabs will advise PSHL of the amounts of the estimated Basis and Subsidiary Value.

     B. The parties acknowledge that Capitalink, L.C. will determine a range of values for the Subsidiary as part of its rendering a fairness opinion as contemplated by the Exchange Agreement. For purposes of this First Amendment, the parties agree that a value selected by Mr. Schlatter in the top half of the range stated by Capitalink will be the estimated Subsidiary Value for purposes of calculating the estimated Spinoff Tax Liability to be paid by OraLabs at Closing. The percentage income tax rate to be applied to any excess of the Subsidiary Value over the Basis, solely for purposes of Subsidiary making a payment to OraLabs of such estimated tax liability at Closing, will be 34%. The Subsidiary acknowledges and agrees that the amount of its estimated Spinoff Tax Liability is calculated without regard to the actual income tax, if any, that may be payable by OraLabs for any tax period.

     3. In order to provide OraLabs with the funds with which to pay the estimated Spinoff Tax Liability, OraLabs agrees to sell and the Subsidiary agrees to purchase on the date of Closing such number of shares of Common Stock (the "Purchased Shares") at a price per share (the "Purchase Price"), determined in accordance with this Paragraph 3, that is the lesser of (i) such number of shares of Common Stock that, in the aggregate, have a total Purchase Price equal to the amount of the Spinoff Tax Liability, or (ii) 100,000 shares of Common Stock. The Purchase Price per share will be equal to the greater of (iii) $4.00 per share, or (iv) the average of the high and low bid prices for the Common Stock during the consecutive five (5) day trading period that ends on the date that is two business days prior to Closing. The PSHL designees will be issued at Closing such additional number of shares of Common Stock as necessary to retain a 94% interest in OraLabs after giving effect to the acquisition of the Purchased Shares. If the aggregate Purchase Price of 100,000 shares of Common Stock is less than the estimated Spinoff Tax Liability (the "Shortfall Amount"), the Subsidiary will, at the Closing and simultaneously with the Subsidiary's acquisition of the Purchased Shares, pay to OraLabs in cash the Shortfall Amount plus such additional sum (the "Gross-Up Amount") so as to enable OraLabs to net the Shortfall Amount after paying United States federal and any state income tax due (giving effect to any reduction of federal taxes due to the payment of state taxes) with respect to the Subsidiary's payment to OraLabs of the Shortfall Amount. The Gross-Up Amount shall be calculated by using a 34% federal income tax rate plus the state income tax rate, if applicable and shall be determined without regard to the actual income tax that may be payable with respect to such Shortfall Amount.

     4. The Purchased Shares will be "restricted securities". If at any time during the period of 12 months following the date of Closing under the Exchange Agreement, OraLabs shall file any registration statement under the Securities Act of 1933, as amended, with respect to its common stock, OraLabs will notify the Subsidiary thereof in writing not less than fifteen (15) days prior to filing the registration statement with the SEC, and the Subsidiary (or its assigns) will have the right to register all of the Purchased Shares as part of the registration statement by notifying OraLabs in writing within ten (10) days after the Subsidiary receives OraLabs' notice. In the Subsidiary's notice to OraLabs that the Purchased Shares will be included in the registration statement, the Subsidiary will specify the intended method of distribution of such shares and such other information as OraLabs or its counsel will reasonably require. Such registration will be without cost to the Subsidiary except for its counsel fees and its sales commissions incurred if the Purchased Shares are sold.

     5. The provisions of a Tax Indemnity Agreement that will be separately negotiated and executed by OraLabs, PSHL and the Subsidiary by no later than July 14, 2006, and that will be attached to this First Amendment as Exhibit 2, will govern all matters concerning determinations of the amount of the Spinoff Tax Liability that occur after Closing.

     6. The parties agree that the New Indemnification Agreement attached to this First Amendment will be executed at Closing and will replace and supersede the Prior Indemnification Agreement.

     7. The parties agree that the shareholders of OraLabs will be asked to approve the change of OraLabs' domicile from Colorado to Delaware, changes to OraLabs' Articles of Incorporation to be included in a new Certificate of Incorporation (collectively, the "Reincorporation"), and a long-term incentive plan. The parties also agree that the Reincorporation, including the increase in the number of authorized shares of Common Stock from 25,000,000 to up to 200,000,000, shall be the first item deemed to be completed at Closing.

     8. This First Amendment may be executed in counterparts, each such counterpart being deemed to be an original instrument, and all of such counterparts shall together constitute one and the same instrument, and facsimile signatures will be accepted as originals.

     [Remainder of page intentionally left blank. Signatures on following page.]

         IN WITNESS WHEREOF, the undersigned have executed this First Amendment on the dates specified below.

ORALABS HOLDINGS CORP., a Colorado corporation


By:  /s/ Michael I. Friess                              /s/ Wo Hing Li
     --------------------------------------             ------------------------
     Michael I. Friess, Authorized Director             Wo Hing Li, Individually

Date:                                                   Date:
     -------------------------------------                   -------------------

The signature of the undersigned is to evidence its    PARTNER SUCCESS HOLDINGS
obligation to comply with the provisions of this First LIMITED, a British Virgin
Amendment that are applicable to it.                   Islands international
                                                       business company

ORALABS, INC., a Colorado corporation

By:  /s/ Gary H. Schlatter                            By:  /s/ Wo Hing Li
   --------------------------------------             --------------------------
     Gary H. Schlatter, President                     Wo Hing Li, President and
                                                      CEO

Date:                                                 Date:
    -------------------------------------                  ---------------------

                            INDEMNIFICATION AGREEMENT

         This Agreement is made and entered into this _____ day of ___________ 2006, by and between Partner Success Holdings Limited ("PSHL"), OraLabs Holding Corp. ("OraLabs"), and OraLabs, Inc. (the "Company"), a wholly-owned subsidiary of OraLabs.

         WHEREAS, PSHL and OraLabs have entered into a Stock Exchange Agreement dated March 31, 2006, as amended, pursuant to which among other things, all of the issued and outstanding stock of PSHL was acquired by OraLabs in exchange for the issuance to PSHL's designees of 94% of the total issued and outstanding shares of Common Stock of OraLabs on a fully diluted basis (the "Exchange Agreement"); and

         WHEREAS, pursuant to the Exchange Agreement, the Company has agreed to indemnify OraLabs from certain liability as set forth in the Exchange Agreement and herein.

         NOW, THEREFORE, in consideration of the foregoing, it is hereby agreed as follows:

     1. The Company hereby agrees to indemnify OraLabs, PSHL and each of their respective officers, agents and directors following the Closing, from any liabilities of any kind or nature, direct or indirect, known or unknown, contingent or otherwise, that may exist immediately prior to the Closing or that may be asserted after the Closing Date regarding any claim or liability arising from the operations of OraLabs or any other matter prior to the Closing, including without limitation any liability under applicable environmental laws;
(ii) any breach or default in the performance by OraLabs of any covenant or agreement made by OraLabs or OraLabs, Inc. in the Exchange Agreement; (b) any breach of any representation or warranty made by OraLabs or OraLabs, Inc. in the Exchange Agreement; (c) any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever) relating to the OraLabs Redemption defined in the Exchange Agreement; and (d) any and all litigation incident to any of the foregoing.

     2. Notwithstanding the foregoing, the indemnity by the Company with respect to the Spinoff Tax Liability defined in the First Amendment to Stock Exchange Agreement ("First Amendment"), is not governed by this Agreement. Instead, any such liability will be determined under and governed solely by the provisions of a Tax Indemnity Agreement attached to the First Amendment as Exhibit 2. In the event of a conflict between any provision of this Agreement and any provision of said Tax Indemnity Agreement, the provision of the Tax Indemnity Agreement controls.

     3. The Company further agrees to perform its obligations under the terms of
Section 7.4 of the Exchange Agreement regarding payments to the holders of dissenters' shares, such terms being hereby incorporated herein by reference.

     4. Any notices or other communications required or permitted hereunder shall be addressed as follows:

If to the Company:                  OraLabs, Inc.
                                    c/o Mr. Gary H. Schlatter, President
                                    18685 East Plaza Drive
                                    Parker, Colorado 80134
                                    Telephone: 303.783.9499
                                    Facsimile: 303.499.6666

With copies to:                     Douglas B. Koff, Esq.
                                    Koff, Corn & Berger, P.C.
                                    303 E. 17th Street, Suite 940
                                    Denver, Colorado 80203-1262
                                    Telephone: 303.861.1166
                                    Facsimile: 303.861.0601
                                    Email: dkoff@wckblaw.com

If to OraLabs or PSHL:              Mr. Wo Hing Li
                                    Partner Success Holdings Limited
                                    8th Floor Teda Building
                                    87 Wing Lok Street, Sheungwan
                                    Hong Kong Special Administrative Region
                                    The People's Republic of China
                                    Telephone: (852)
                                    Facsimile: (852)
                                    Email:

With copies to:                     Henry F Schlueter
                                    Schlueter & Associates P.C.
                                    1050 Seventeenth Street, Suite 1750
                                    Denver, Colorado 80265
                                    Telephone: (303) 292 3883
                                    Facsimile: (303) 296 8880
                                    Email: hfschlueter@hotmail.com

                                    Barbara A. Jones
                                    Kirkpatrick & Lockhart Nicholson Graham LLP
                                    599 Lexington Avenue
                                    New York, New York  10022
                                    Telephone:  (212) 536-4898
                                    Facsimile:  (212) 536-3901
                                    Email:  bjones@klng.com

                                    Tracy Hung Wan
                                    Belmont Capital Group Limited
                                    Suite C, 20th Floor, Neich Tower
                                    128 Gloucester Road, Wanchai
                                    Hong Kong Special Administrative Region
                                    The People's Republic of China
                                    Telephone: (852) 2517 6262
                                    Facsimile: (852) 2548 7788
                                    Email: tracyyun@bcghk.com

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder. Each notice or other communication shall only be effective and deemed to have been received (i) if given by facsimile, one business day after such facsimile is transmitted to the facsimile number specified above, and confirmation of delivery by the sender's machine is given,
(ii) if given by hand delivery, the date of delivery as evidenced by a written receipt, or (iii) if given by a courier service, the third business day following the business day of deposit with such service, with shipping charges for the most expedited delivery prepaid or prearranged. As used herein, a "business day" means Mondays through Fridays, excluding days (at the location where the notice is to be delivered) that are holidays for national banks in the United States.

     5. The Parties agree that facsimile copies of this Agreement and any signature thereon shall be as legally binding and enforceable as the original or copy original of this Agreement or any signatures thereof. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all of such counterparts shall together constitute one and the same instrument.

     6. The Parties agree that this Agreement shall be construed in accordance with the laws of the State of Colorado and that exclusive jurisdiction and venue for any controversy, claim or suit arising out of or connected with this Agreement shall be in the courts located in Denver, Colorado.

     7. Nothing in this instrument shall be construed to obligate the Company to indemnify OraLabs or its officers, agents or directors with respect to any matter caused by PSHL, any of its Shareholders defined in the Exchange Agreement or any of their respective affiliates, officers, employees, agents, or representatives.

     8. Except with respect to the indemnity described in section 2, the provisions of this instrument automatically expire and this instrument is then of no further force or effect as of the date that is twelve months after the Closing Date under the Exchange Agreement, except with respect to claims made under this instrument on or before said date.

     9. This Agreement supersedes in its entirety the executed Indemnification Agreement attached to the Stock Exchange Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PSHL:                      Partner Success Holdings Limited

                           By:  /s/ Wo Hing Li
                              --------------------------------------------------
                                    Wo Hing Li, President and CEO

The Company:               OraLabs, Inc.

                           By:  /s/ Gary H. Schlatter
                              --------------------------------------------------
                                    Gary H. Schlatter, President

OraLabs:                   OraLabs Holding Corp.

                           By: /s/ Michael I. Friess
                              --------------------------------------------------

                             TAX INDEMNITY AGREEMENT

     This Tax Indemnity Agreement ("Agreement") is dated for reference purposes only __________________, 2006, and is by and between OraLabs, Inc., a Colorado corporation ("OraLabs"), China Specialty Steel, Inc., formerly known as OraLabs Holding Corp. a Colorado corporation ("Holding") and Partner Success Holdings Limited, a British Virgin Islands international business company ("PSHL").

         WHEREAS, Holding and PSHL entered into a Stock Exchange Agreement (the "Exchange Agreement") dated as of May 31, 2006, as amended by First Amendment to Stock Exchange Agreement ("First Amendment") under which, among other things, PSHL became on even date herewith (the "Closing Date") a wholly-owned subsidiary of Holding in consideration for the issuance to the principals of PSHL and their designees of controlling ownership of Holding; and

         WHEREAS, under the Exchange Agreement, such acquisition of the ownership of PSHL was followed immediately on the Closing Date by the redemption by Holding of all of the stock of Holding owned individually by Gary H. Schlatter ("Schlatter") in exchange for the conveyance to Schlatter of all of the stock of OraLabs owned by Holding (the "Redemption Transaction"); and

         WHEREAS, the parties agree that the Redemption Transaction is a taxable transaction under the Internal Revenue Code of 1986, as amended, (the "Code"), calculated upon the excess, if any, of the value of OraLabs ("OraLabs Value") on the Closing Date over Holding's basis in the OraLabs' common stock owned by Holding immediately prior to the distribution of those shares of common stock to Schlatter (the "Basis"), and that income taxes assessed by a State may also be payable with respect to the Redemption Transaction; and

     WHEREAS, on the Closing Date, OraLabs estimated that the Basis is $________________ and the OraLabs Value is $_________________, (as determined from a fairness opinion from Capitalink, L.C.); and

         WHEREAS, on the Closing Date, the Spinoff Tax Liability (defined below) was estimated to be $________, and to pay the same, OraLabs purchased shares of common stock from Holding for the total purchase price of $________________, [and paid to Holding an additional sum of $____________ (the "Cash Payment")] (collectively, the "Estimated Tax") plus a Gross-Up Amount (as defined in
Section 5B below) on the Cash Payment, to provide the public company with the funds to pay the Estimated Tax and taxes thereon; and

         WHEREAS, Holding and PSHL have required an indemnity from OraLabs to the extent that the amount of Spinoff Tax Liability owing with respect to the Redemption Transaction is Finally Determined to be more than the Estimated Tax, and OraLabs is willing to provide an indemnity in accordance with the provisions of this Agreement.

         NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, the parties agree as follows:

     1. For the purposes of this Agreement, the capitalized terms set forth below have the meanings set forth in this Section:

     1.1 "Final Determination" or "Finally Determined" means with respect to any liability for Taxes for any period, (a) a final, unappealable decision by a court of competent jurisdiction, (b) the expiration of applicable statutes of limitations on assessment of Taxes or filing of claims for refund, (c) the execution of a closing agreement under section 7121 of the Code or the acceptance by the IRS of an offer in compromise pursuant to section 7122 of the Code (or similar agreements with tax authorities entered into under applicable state or local tax law), but excluding any agreement or compromise that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of the Taxing Authority to assert a further deficiency, or (d) any other final, irrevocable and unappealable determination of Taxes for such period.

     1.2 "IRS" means the United States Internal Revenue Service or any successor thereto.

     1.3 "Income Tax" or "Income Taxes" means Taxes based upon or measured by net income.

     1.4 "Income Tax Return" means a Tax Return relating to the payment or receipt of any refund of any Income Tax.

     1.5 "Neutral Auditors" means a firm of nationally or regionally recognized independent accountants who shall not have had a material relationship with OraLabs, Holding or PSHL.

     1.6 "Preclosing Taxable Period" means a Taxable Year that ends on or before the Closing Date.

     1.7 "Spinoff Tax Liability" means the excess of the OraLabs Value over the Basis multiplied by 34% plus the state income tax rate, if applicable.

     1.8 "Tax" or "Taxes" means any taxes imposed by any federal, state or local government or agency thereof within the United States.

     1.9 "Tax Practices" means the most recently applied policies, procedures and practices employed by Holding in the preparation and filing of, and positions taken on, any Tax Returns of Holding for any Preclosing Taxable Period.

     1.10 "Tax Return" means all returns and other filings relating to, or required to be filed by any taxpayer in connection with, the payment or receipt of any refund of any Income Tax.

     1.11 "Taxable Year" means a taxable year (which may be shorter than a full calendar or fiscal year) or similar period with respect to which any Tax may be imposed.

     1.12 "Taxing Authority" means the IRS or any other governmental authority responsible for the administration of any Tax.

     2. Holding has the responsibility to file the Income Tax Return(s) that will report the Redemption Transaction for the Taxable Year during which the Closing Date occurs. Holding will prepare the Tax Return(s) with respect thereto in a manner consistent with past Tax Practices except as otherwise required by changes in applicable law or material underlying facts. Holding will report the Redemption Transaction in the Income Tax Return(s) for said Taxable Year and agrees that the basis in its OraLabs stock and the value of OraLabs will be reported as the Basis and OraLabs Value stated above. However, the Basis calculation (but not the OraLabs Value) may be adjusted as required by changes in applicable law or material underlying facts, or by a determination by Holding after Holding's compliance with Section 4 below of a different amount of Basis. The parties agree that OraLabs has no indemnity obligation with respect to the amount of Income Tax owed with respect to the Redemption Transaction except to the extent that the amount of Spinoff Tax Liability exceeds the Estimated Tax. Prior to Holding's filing any Income Tax Return that reports the Redemption Transaction, Holding will comply with the provisions of Section 4 of this Agreement, and if the amount of Basis reported in said Income Tax Return is lower than the Basis used to compute the Estimated Tax, OraLabs will pay to Holding, within 30 days after filing the Income Tax Return, the additional amount of Estimated Tax calculated upon the lower Basis, plus the applicable Gross-Up Amount defined in Section 5B. If the amount of Basis reported in said Income Tax Return is higher than used to calculate the Estimated Tax at Closing, then to the extent of any Cash Payment (and Gross-Up Amount thereon) made at Closing, Holding will refund to OraLabs an amount equal to the sum of the overpayment portion of the Cash Payment made at Closing, plus the applicable Gross-Up Amount on the refunded amount.

     3. In the event that Holding does not comply with its obligations under this Agreement, then notwithstanding any provision of this Agreement to the contrary, OraLabs will be relieved of all of its indemnity obligations under this Agreement.

     4. OraLabs will cooperate and assist Holding in the preparation and filing of all Tax Returns required to be filed for Holding after the date hereof that relate to a Preclosing Taxable Period. At least 45 days prior to the filing of any Tax Return (including amendments thereto) for Holding for a Preclosing Taxable Period, Holding will provide OraLabs with a copy of those portions of the proposed Tax Return that relate to the Redemption Transaction and/or any Tax claimed to be payable in connection therewith, and OraLabs will have the right to review all related work papers prior to the filing of any such Tax Return. Holding will consult with OraLabs regarding its comments with respect to such portions of the Tax Returns, will in good faith consult with OraLabs in an effort to resolve any differences with respect to the preparation and accuracy of such portions of the Tax Returns and their consistency with past Tax Practices, and will consider OraLabs' recommendations for alternative positions with respect to items reflected on such portions of the Tax Returns.

     5. A. Subject to the provisions of this Agreement, OraLabs agrees to indemnify and hold harmless Holding and PSHL, and their respective officers, agents and directors, from and against any obligation of Holding to pay an amount of federal and state (if applicable) Income Tax attributable to the Redemption Transaction in an amount equal to the excess of the Spinoff Tax Liability over the Estimated Tax. However, the parties agree that the amount of Spinoff Tax Liability will be determined without regard to the actual Income Tax that may be payable by Holding for any Taxable Year. Provided that Holding and PSHL comply with their obligations under this Agreement, OraLabs will pay to Holding the amount indemnified hereunder that is due with the filing of the Tax Return that reports the Redemption Transaction, or that results from a Final Determination that an indemnified amount is due with respect to the Redemption Transaction. If an amount representing state Income Tax is payable by OraLabs to Holding under this paragraph, the amount of federal Income Tax payable by Holding will give effect to any reduction of federal taxes due to the payment of state taxes.

     B. The parties agree that any payment made to Holding under Section 5A above will be a taxable transaction to Holding. OraLabs agrees that when it pays the amount ("Tax Amount") of indemnified Spinoff Tax Liability required to be paid under Section 5A, it will simultaneously pay to Holding an amount (a "Gross-Up Amount") that will enable Holding to net the amount of the Tax Amount after paying United States federal and any state income tax due (giving effect to any reduction of federal taxes due to the payment of state taxes) with respect to OraLabs' payment to Holding of the Tax Amount. The Gross-Up Amount shall be calculated by using a 34% federal income tax rate plus the state income tax rate, if applicable and shall be determined without regard to the actual Income Tax that may be payable with respect to such Tax Amount. The parties agree that the payment made by OraLabs to Holding under the preceding sentence will be deemed to be in full satisfaction of any Income Tax that may be payable by Holding that arises from OraLabs' payment of the Tax Amount, and shall be a full and final settlement between the parties.

     6. Holding and OraLabs will endeavor in good faith to resolve any dispute under this Agreement, including without limitation any dispute about a reporting position in connection with the Redemption Transaction. If any such dispute is not so resolved, then either party may deliver to the other a written notice detailing such party's objections. If the parties are unable to resolve the dispute within 15 days after such notice is given, then either party shall have the right to refer the dispute for resolution to Neutral Auditors selected by the parties within 10 days after the expiration of such 15-day period. If the parties do not agree upon the Neutral Auditors within that time, then either party has the right to request that the American Arbitration Association appoint the Neutral Auditors, and any costs in connection therewith will be shared equally by the parties. Each party agrees to execute, if requested by the Neutral Auditors, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne equally by the parties. The Neutral Auditors shall act as an arbitrator to determine, based solely on presentations by OraLabs and Holding, and not by independent review, only those issues that remain in dispute between the parties. The Neutral Auditors' determination shall be made within 30 days of such firm's selection, shall be set forth in a written statement delivered to the parties, and shall be final, binding and conclusive.

     7. A. In the event that Holding is notified of any audit, examination or other controversy (any such proceeding will be referred to as a "Proceeding") before a Taxing Authority with respect to the amount of Income Tax due from the Redemption Transaction, Holding will within 15 business days thereafter give written notice to OraLabs of the Proceeding. The notification required by this Section must include, insofar as relevant to the Redemption Transaction, copies of any correspondence between the Taxing Authority and Holding and, as applicable, written summaries of any oral communications, as well as a detailed statement of the reasons why Holding believes that the Proceeding may result in an indemnification obligation under this Agreement. To the extent known by Holding, the notice will also include a calculation of the estimated amount of Spinoff Tax Liability in excess of the Estimated Tax that may be payable.

     B. Holding and OraLabs will comply with the provisions of Section 4 with respect to any Proceeding described in the previous paragraph. Holding will deliver to OraLabs copies of any correspondence between the Taxing Authority and Holding and, as applicable, written summaries of any subsequent oral communications, that occur throughout the course of the Proceeding, , insofar as relevant to the Redemption Transaction. OraLabs will have ultimate control over whether to settle a Proceeding, the amount of any settlement, and whether to challenge the Proceeding until a Final Determination, but only to the extent that the Proceeding relates to the Redemption Transaction. Holding will execute a power of attorney to facilitate OraLabs' direct communications with the Taxing Authority. In no event will Holding or PSHL take any action with any Taxing Authority that Holding or PSHL could reasonably foresee would have a material and adverse effect upon any indemnification obligation of OraLabs under this Agreement.

     C. OraLabs will reimburse Holding for its reasonable costs and fees incurred in connection with the conduct and resolution of a Proceeding, but if the Proceeding involves any Tax matter other than the Redemption Transaction, the obligation of OraLabs under this sentence will only apply to the reasonable costs and fees incurred by Holding that relate to the Redemption Transaction. Promptly upon resolution of the Proceeding, the parties will in good faith seek to agree upon how the costs and fees incurred by Holding will be allocated on the one hand to OraLabs and on the other hand to Holding. If the parties do not agree upon the allocation, then either party may deliver to the other a written notice detailing such party's objections. Thereafter, the resolution procedure in Section 6 above will be undertaken to resolve the disagreement. The Neutral Auditors will act as an arbitrator to determine, based solely on presentations by OraLabs and Holding, and not by independent review, the allocation of the costs and fees, and the Neutral Auditors shall (i) assess to OraLabs the costs and fees that are found to be solely attributable to the Reimbursement Transaction, (ii) assess to Holding the costs and fees that are found to be solely attributable to matters other than the Redemption Transaction, and (iii) allocate the costs and fees incurred in the Proceeding in general, not specifically allocable to a specific Tax matter that is addressed in the Proceeding, as determined to be appropriate.

     8. Holding shall retain all Tax Returns relating to the Redemption Transaction and any Proceeding involving the Redemption Transaction, and all books, records, schedules, work papers and other documents relating thereto, until the expiration of the later of (i) all applicable statutes of limitations (including any waivers or extensions thereof), and (ii) any retention period required by law or pursuant to any record retention agreement. OraLabs has the right to review and copy any of such books and records of the Proceeding relating to the Redemption Transaction from time to time upon reasonable advance notice to Holding. Holding shall notify OraLabs in writing of any waivers, extensions or expirations of applicable statutes of limitations, and shall provide at least 30 days prior written notice of any intended destruction of the documents referred to in the preceding sentence. Holding shall not dispose of any of the foregoing materials without first obtaining the written approval of OraLabs, which may not be unreasonably withheld.

     9. Except as required by law or with a prior written consent of the other parties, all Tax Returns, documents, schedules, work papers and similar items and all information contained therein, which Tax Returns and other materials are within the scope of this Agreement, shall be kept confidential by the parties and their representatives, shall not be disclosed to any other person or entity and shall be used only for the purposes provided in this Agreement.

     10. This Agreement contains the entire agreement among the parties with respect to the indemnification by OraLabs of Taxes arising from the Redemption Transaction. In the event of a conflict between any provision of this Agreement and any provision of the Exchange Agreement, First Amendment, or Indemnification Agreement attached to the First Amendment, the provision of this Agreement controls. Notices under this Agreement shall be given only in the same manner described in the Indemnification Agreement attached to the First Amendment, to the addresses specified therein or to such other address as any party may designate by proper written notice to the other.

     11. The Parties agree that this Agreement shall be construed in accordance with the laws of the State of Colorado and that exclusive jurisdiction and venue for any controversy, claim or suit arising out of or connected with this Agreement shall be in the courts located in Denver, Colorado. This Agreement may be executed in counterparts, each such counterpart being deemed to be an original instrument, and all of such counterparts shall together constitute one and the same instrument. Facsimile signatures will be accepted as originals.

     12. This Agreement may be amended only by written agreement executed and delivered by all of the parties. This Agreement is solely for the benefit of the parties to this Agreement and shall not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right. Except as otherwise stated in this Agreement, each party agrees to pay its own costs and expenses (including without limitation attorneys fees) resulting from the fulfillment of its respective obligations hereunder. Any ambiguities in this Agreement shall be resolved without regard to which party drafted this Agreement.

     13. The parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. The parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction. Any such remedy shall be in addition to any other remedy available at law or in equity.

     [Remainder of page intentionally left blank. Signatures on following page.]

ORALABS HOLDINGS CORP., a Colorado corporation          PARTNER SUCCESS HOLDINGS
                                                        LIMITED, a British
                                                        Virgin Islands
                                                        international business
                                                        company

By:                            , Authorized Director
   ----------------------------                         By:
                                                           ---------------------
Date:                                                      Wo Hing Li, President
     ------------------------------------------------      and CEO


                                                        Date:
                                                            -------------------
ORALABS, INC., a Colorado corporation

By:
    ----------------------------------------
     Gary H. Schlatter, President

Date:
    ---------------------------------------